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                                  Exhibit 99.1




               Entrada Announces Steps to improve its Bottom Line
           Stops Silverline('TM') Product Development at Torrey Pines
       Rixon Networks' Maryland operations will be relocated to California




San Diego, CA - October 23, 2001-- Entrada Networks, Inc. (Nasdaq-NM: ESAN) announced today that its wholly owned subsidiary Torrey Pines Networks has stopped all further development of its Silverline('TM') storage area network
(SAN) transport product line and has laid off the staff assigned to develop it. The Company said that considering its current stock price and the tight money supply, continuation of this R&D effort, launched in the middle of last year, would have meant a very substantial dilution of shareholder value.

To realize further savings and obtain economies of scale, the Company also announced that it is consolidating all of its facilities and will re-locate by yearend all of its operations to Irvine, California at the site of Company's Sync Research subsidiary.

For the first six months of the current fiscal year, ending July 31, 2001, the Company reported an operating loss of $8.4 million. Of this, the loss attributable to Torrey Pines Networks was $7.7 million and to Rixon Networks, its wholly owned subsidiary, was $0.7 million. The Company's subsidiary Sync Research, which was classified as a discontinued operation during this period, delivered a net income of $1.1 million. Rixon's revenues were adversely affected by the economic slowdown of its major customers. The revenues for Rixon for the third quarter are anticipated to be approximately $1.5 million and Rixon's management is cautiously optimistic as to the outlook for fourth quarter revenues. The revenues of Sync Research are currently expected to be approximately $1.2 million for both the third and the fourth quarters of the current fiscal year.

Management believes that the steps announced today, when combined with the previously implemented staff and cost reductions, will substantially reduce the Company's losses near term and improve its bottom line by materially eliminating losses from Torrey Pines and returning Rixon to profitability. These measures should help the Company become profitable sooner and allow it to build its cash reserves. For the near term though the Company will be burdened with the real estate leases for the facilities that are not going to be used.

Management announced further that the Company will be proactive in seeking ways to rebuild its shareholder value by achieving profitability from its current remaining lines of businesses. Additionally, the management will investigate entering other lines of businesses and exiting unprofitable business lines in order to expand profitability.

Finally, the Company announced that Mr. Leonard N. Hecht has chosen to step down as chairman following the annual shareholders meeting but will remain a director of the Company and that Dr. Kanwar J. S. Chadha, President and CEO has been elected Chairman. Dr. Chadha has served as the President and CEO of Entrada since April 2000. He was first elected as a director on August 31, 2000.


About Entrada Networks, Inc.

Entrada Networks has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are


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purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Its focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary, prior to the cost-saving steps announced today, has been specializing in the design & development of SAN transport switching products. Entrada Networks is headquartered in San Diego, Ca.

Safe Harbor

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company's current revenues; 4) the ability of the Company to generate revenues from its now suspended research and development efforts in the SAN Space; 5) The much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) The failure of the market for SAN transport products to grow and develop as is currently anticipated; 7) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 8) such other factors as are set forth in Entrada's annual report on Form 10-K, filed May 4, 2001, and in the reports previously filed by Entrada's former Parent, Sorrento Networks Corporation or Sync Research with the U.S. Securities and Exchange Commission, including but not limited to the Reports of Sync Research, Inc., filed in connection with its merger with Entrada on Form S-4 and S-4/A.